As filed with the Securities And Exchange Commission on October 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Midland Company	Ohio	31-0742526
(Exact Name of Registrant as Specified in Its Charter)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7000 Midland Boulevard
Amelia, Ohio 45102-2607
(513) 943-7100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants’ Principal Executive Offices)

John I. Von Lehman
Executive Vice President,
Chief Financial Officer & Secretary
The Midland Company
7000 Midland Boulevard
Amelia, Ohio 45102-2607
Telephone: (513) 943-7100
Facsimile (513) 943-7111
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

with copies to:
F. Mark Reuter, Esq.
Keating, Muething & Klekamp, P.L.L.
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
Telephone (513) 579-6469
Facsimile (513) 579-6457

(Cover continued on next page)

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
THE MIDLAND COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE SECURITIES WE MAY OFFER
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EX-4.3 INDENTURE
EX-12 COMPUTATION RATIO OF EARNINGS
EX-23.1 IND. AUDITORS CONSENT
EX-25.1 T-1

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
to be Registered	Registered	Price Per Share	Price	Registration Fee

Primary Offering: Debt Securities, Common Stock and Preferred Stock	(1)	(1)	$150,000,000 (2)(3)	$12,135

Secondary Offering: Common Stock	410,000 shares	$22.11(4)	$9,065,100	$735

Total	Not Applicable	Not Applicable	$159,065,100	$12,870

(1)	Not required pursuant to Rule 457(o).

(2)	Such indeterminate number or principal amount of Debt Securities, Common Stock and Preferred Stock of The Midland Company as may from time to time be issued at indeterminate prices. The amount registered is in United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(3)	Excluding accrued interest and distributions, if any.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated October 21, 2003

$150,000,000

THE MIDLAND COMPANY

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK

SELLING SHAREHOLDERS

410,000 SHARES COMMON STOCK

     By this prospectus from time to time, Midland may offer up to $150,000,000 of the securities listed above. This prospectus contains general information about these securities.

     Up to 410,000 shares of common stock may be sold from time to time in one or more offerings by the selling shareholders identified on page 19. Midland will not receive any proceeds from sales of shares of Midland common stock by the selling shareholders.

     Midland will provide you with a prospectus supplement before we or any of the selling shareholders sell any securities under this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by us or any selling shareholder, will list the names of any underwriters or agents, and may also add, update or change information contained in this prospectus. You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before investing. This prospectus may not be used to sell any security unless it is accompanied by a prospectus supplement.

     Midland’s common stock is traded on the Nasdaq National Market under the symbol “MLAN”. On October 20, 2003, the closing price of Midland’s common stock on the Nasdaq National Market was $21.83 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2003

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	4
THE MIDLAND COMPANY	5
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF THE SECURITIES WE MAY OFFER	6
DESCRIPTION OF DEBT SECURITIES	8
DESCRIPTION OF COMMON STOCK	14
DESCRIPTION OF PREFERRED STOCK	16
SELLING SHAREHOLDERS	18
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	22
EXPERTS	22

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, The Midland Company may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. In addition, up to 410,000 shares of our common stock may be sold from time to time in one or more offerings by several of our shareholders. Midland will not receive any proceeds from any sale of the shares by the selling shareholders. This prospectus provides you with a general description of the securities which may be offered. Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the following heading.

     The registration statement that contains this prospectus (including the exhibits) contains additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned below under the following heading.

     As used in this prospectus and any prospectus supplement, the terms “Midland,” “we,” “us,” “our,” “MLAN” or the “Company,” refer collectively to The Midland Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

     The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.midlandcompany.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

SEC Filings (File No. 01-06026)	Period

Annual Report on Form 10-K	Year Ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2003 and June 30, 2003
Current Report on Form 8-K	Filed on May 23, 2003
Registration Statement on Form 8-A (File No. 000-26199)	Filed on May 27, 1999

     All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

John I. Von Lehman
Executive Vice President,
Chief Financial Officer & Secretary
The Midland Company
7000 Midland Boulevard
Amelia, Ohio 45102-2607
(513) 943-7100

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

     Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include certain discussions relating to our earnings and projected business, among other things. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC or may be identified in a prospectus supplement, any one of which might materially affect the operations of the company or its subsidiaries.

     The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

     We qualify all of our forward-looking statements by these cautionary statements.

THE MIDLAND COMPANY

     The Midland Company is a highly focused provider of specialty property and casualty insurance products and services. We are a leading provider of insurance products and services to the manufactured housing market and also provide insurance products for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles and credit life and related products. We market our insurance products and services throughout the United States utilizing multiple distribution channels, including insurance agents, lenders, manufacturers, retailers, financial institutions and strategic alliance partners. Our fee-based operations provide fee revenue and generate significant incremental insurance premium.

     Our insurance operations, conducted through the American Modern Insurance Group, accounted for 96% of our 2002 revenues. American Modern is licensed to write insurance in all fifty states and the District of Columbia. A.M. Best Company, an independent company which rates the financial strength of insurance companies, has assigned American Modern’s property and casualty subsidiaries a group rating of “A+ (Superior).” Our transportation operations, M/G Transport, generated the remaining 4% of our 2002 revenue. M/G Transport operates a fleet of barges on the lower Mississippi river and its tributaries to transport commodity dry cargos.

     We have experienced consistent growth throughout the past decade. American Modern’s gross written premium increased to $635.0 million in 2002 from $169.9 million in 1992, representing a compound annual growth rate of 14.1%. For the year ended December 31, 2002, we had total revenue of $636.7 million and net income of $18.8 million. For the six months ended June 30, 2003, we had total revenue of $347.9 million and net income of $9.0 million. As of June 30, 2003, we had total assets of $1.1billion and shareholders’ equity of $334.0 million.

     To support our operating principles and growth strategies, we have built a management team with extensive experience in the insurance industry. Our eighteen senior executives average approximately nineteen years each in the insurance industry.

     Our principal executive offices are located at 7000 Midland Boulevard, Amelia, Ohio 45102-2607, and our telephone number is (513) 943-7100. We maintain our corporate website at www.midlandcompany.com. Information on our website is not part of this prospectus.

USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered hereby for general corporate purposes which may include investment in insurance businesses and the repayment of our outstanding debt and the debt of our subsidiaries. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities. The specific allocations, if any, of the proceeds of any of the securities will be described in the prospectus supplement.

     We will not receive any of the proceeds from the sale of shares of common stock under this prospectus by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for The Midland Company for the periods indicated:

	For the six
	months		For the year ended
	ended June 30,		December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges (1)(2)	5.11	8.17	5.43	6.58	8.73	7.97	6.49

(1)	We have authority to issue up to 1,000,000 shares of preferred stock, no par value per share; however, there are currently no shares outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

(2)	For purposes of this computation, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expensed and capitalized along with an estimate of interest within rental expense.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

General

     We may issue, in one or more offerings, any combination of senior or subordinated debt securities, common stock or preferred stock. The selling shareholders may sell in one or more offerings up to 410,000 shares of Midland common stock.

     This prospectus contains a summary of the general terms of the various securities that we or the selling shareholders may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

     In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us or the selling shareholders, as the case may be. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

Book-Entry System

     Unless otherwise indicated in a prospectus supplement, the securities we offer will be issued in the form of one or more fully registered global securities. These global securities will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of its nominee. Except as described below, the global securities may be transferred, in whole and not in part, only to DTC or to another nominee of DTC.

     DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants’ accounts. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

     Upon issuance of a global security representing offered securities, DTC will credit on its book-entry registration and transfer system the principal amount to participants’ accounts. Ownership of beneficial interests in the global security will be limited to participants or to persons that hold interests through participants. Ownership of interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC (or its nominee), is the registered holder and owner of a global security, DTC (or its nominee) will be considered, for all purposes under the applicable indenture, the sole owner and holder of the related offered securities. Except as described below, owners of beneficial interests in a global security will not:

•	be entitled to have the offered securities registered in their names; or

•	receive or be entitled to receive physical delivery of certificated offered securities in definitive form.

     Each person owning a beneficial interest in a global security must rely on DTC’s procedures (and, if that person holds through a participant, on the participant’s procedures) to exercise any rights of a holder of offered securities under the global security or any applicable indenture, or otherwise. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which it (as the holder of a global security) is entitled to take under the indentures or the global security. We understand that under existing industry practice, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize their beneficial owners to take the action or would otherwise act upon the instructions of their beneficial owners.

     We will make payments with respect to offered securities represented by a global security to DTC. We expect that DTC, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held for customers’ accounts in “street name”) and will be the responsibility of the participants. We will not have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

•	maintaining, supervising, or reviewing any records relating to any beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and the owners of beneficial interests in a global security.

     Unless and until they are exchanged in whole or in part for certificated securities in definitive form, the global securities may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee.

     The securities of any series represented by a global security may be exchanged for certificated securities in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	we decide at any time not to have the securities of that series represented by a global security and so notifies DTC; or

•	in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

     If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same aggregate denomination to be registered in DTC’s or its nominee’s name.

DESCRIPTION OF DEBT SECURITIES

General

     The debt securities are governed by a document called an “indenture.” An indenture is a contract between Midland and the trustee named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Remedies If An Event of Default Occurs.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices. We anticipate that we will perform these duties with respect to the debt securities.

     The debt securities may be secured or unsecured and may include senior debt securities and subordinated debt securities.

     This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the senior or subordinated indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

     The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

•	the prior price and other terms on which the debt securities may be redeemed, at our option or otherwise;

•	the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

•	the place or places where the principal of and premium, if any, and interest shall be payable, where the debt securities may be surrendered for transfer or exchange;

•	the date, if any, after which and the price or prices at which the debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the holder’s option;

•	if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants with respect to the securities;

•	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

•	any provision relating to the defeasance of our obligations in connection with the debt securities;

•	any provision regarding exchangeability or conversion of the debt securities into our common stock or other securities;

•	the terms of any transfer, mortgage, pledge or assignment as security for the debt securities;

•	whether any debt securities will be issued in the form of a global security, and, if different than described above under “Description of the Securities We May Offer—Book Entry System,” any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

•	whether the debt securities are senior or subordinated debt securities;

•	the terms of any guarantee of the securities;

•	any change in the subordination provisions applicable to the subordinated debt securities; and

•	any other material terms of the debt securities.

     The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Ohio law.

Events Of Default

General

     You will have special rights if an “event of default” occurs, with respect to any series and is not cured, as described later in this subsection. Under the indenture, the term “event of default” means any of the following:

•	we do not pay interest on a debt security, in the case of senior debt securities or subordinated debt securities, within thirty days of its due date;

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not make a sinking fund payment on its due date;

•	we remain in breach of any covenant or warranty described in the indenture for sixty days after we receive a notice stating we are in breach;

•	we do not comply with the provisions of the indenture relating to mergers and consolidations affecting us;

•	we fail to pay an amount of debt (other than the debt securities) totaling more than $25,000,000, our obligation to repay is accelerated by our lenders, and this payment obligation remains accelerated for 10 days after we receive notice of default as described in the previous paragraph; or

•	certain events of bankruptcy, insolvency or reorganization of us.

Remedies if an Event of Default Occurs

     If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

     Except in cases of default, where a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

     In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Modification

     There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

     First, there are changes that cannot be made to the indentures or your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote

     The second type of change to the indentures and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval”.

Changes Not Requiring Approval

     The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Consolidation, Merger And Sale Of Assets

     We may consolidate or merge with or into another entity, and we may sell or lease substantially all of our assets to another corporation if the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other entity must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

Form, Exchange, Registration And Transfer

     Generally, we will issue debt securities only in registered global form. However, if specified in the prospectus supplement or in the certain instances described in “Description of the Securities We May Offer – Book-Entry System”, we may issue certificated securities in definitive form.

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning fifteen days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment And Paying Agents

     We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

     We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF COMMON STOCK

     The following summary of some provisions of Midland’s common stock is not complete. You should refer to Midland’s Articles of Incorporation and Code of Regulations which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and applicable law for more information.

General

     Midland’s authorized common stock consists of 40,000,000 shares, without par value. As of October 17, 2003, Midland had 17,640,497 shares of common stock outstanding. Holders of Midland’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting rights will be afforded to holders of our common stock at any shareholders meeting held for the election of directors, if properly requested by a shareholder. To request cumulative voting, a shareholder must give a timely written notice to our president, a vice president or secretary that such shareholder desires that the voting for directors at a particular meeting be cumulative. If we give notice of the shareholders meeting at least ten days prior to the meeting, a shareholder’s notice of a desire for cumulative voting is timely if given at least forty-eight hours before the time fixed for the shareholders meeting. If we give notice of the meeting less than ten days in advance, a shareholder’s cumulative voting notice is timely if given within twenty-four hours of the time fixed for the meeting. If notice is properly given, the chairman, secretary or the requesting shareholder will announce the availability of cumulative voting at the meeting.

     Holders of Midland’s common stock are entitled to share in dividends as declared by Midland’s board of directors in its discretion. In the event of Midland’s liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of Midland’s stock or any other securities of Midland. Midland does not have any redemption or sinking fund provisions with regard to its common stock. All outstanding shares of common stock are fully paid, valid issued and non-assessable.

     The vote of holders of a majority of all outstanding shares of common stock is required to amend Midland’s articles of incorporation and to approve mergers, reorganizations, and similar transactions except as discussed below under “Provisions Affecting Business Combinations”.

Provisions Affecting Business Combinations

     Chapter 1704 of the Ohio Revised Code regulates business combinations and other transactions involving “interested shareholders” of “issuing public corporations.” An interested shareholder under Chapter 1704 is, in general, a person who directly or indirectly, whether alone or with others, may exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors, after taking into account all of that person’s beneficially owned shares that are not currently outstanding. We are an issuing public corporation under Chapter 1704. Chapter 1704 may be viewed as having an anti-takeover effect. The statute, in general, prohibits an issuing public corporation from entering into a Chapter 1704 Transaction with an interested shareholder, or any entity which is or would be after the transaction an affiliate of an interested shareholder, for at least three years following the date on which the interested shareholder attains such 10% ownership without the approval of the board of directors of the corporation. As a result, one significant effect of Chapter 1704 is to cause a person or entity desiring to become an interested shareholder to negotiate with the board of directors of a corporation prior to becoming an interested shareholder. A Chapter 1704 Transaction is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) by the interested shareholder. Following the expiration of such three year period, a Chapter 1704 Transaction with the interested shareholder is permitted under certain circumstances.

     Also, pursuant to Section 1701.831 of the Ohio Revised Code, the purchase of certain levels of our voting power (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of the holders of at least a majority of our total voting power and the separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed purchaser, our officers and our directors who are also employees.

     Section 1707.043 of the Ohio Revised Code provides generally that any profit realized from the disposition of any equity securities of an Ohio corporation by a person who, within eighteen months before the disposition made a proposal, or publicly disclosed the intention or possibility of making a proposal, to acquire control of the corporation, inures to and is recoverable by the corporation. However, a corporation will have no rights to profits made by a person who is determined by a court of competent jurisdiction to have made such proposal or disclosure with the sole purpose of succeeding in acquiring control of the corporation and having reasonable grounds for believing that such person would acquire control of the corporation. In general, a corporation will also have no rights to profits where the person was not acting with the purpose of affecting market trading and the person’s actions did not have a material effect on the price or volume of market trading in the equity securities.

     Our Code of Regulations provides that our board of directors must consist of not less than three members and must be divided into three classes. Currently, we have seventeen members of the board divided into three classes. Six directors will serve until the annual meeting of 2004, five directors will serve until the annual meeting of 2005 and six directors will serve until the annual meeting of 2006.

     Special meetings of the shareholders may be called by our chairman, president or vice president, a majority of our board of directors or by the holders of at least 40% of our voting shares.

     While we believe that these provisions are in our shareholders’ best interests, potential shareholders should be aware that such provisions could be disadvantageous to them because the overall effect may be to render more difficult the removal of incumbent directors and management or the assumption of effective control by other persons.

     Additionally, these provisions of our articles of incorporation and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the board of directors, either to discourage a hostile takeover or to enable the board to negotiate a higher price than may be initially proposed in any such situation.

Liability of Directors and Executive Officers

     Under Ohio law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, executive officers. Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

     Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation’s shareholders, other factors such as the interests of the corporation’s employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

     Directors of Ohio corporations are, unless the corporation’s articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

     Our Code of Regulations provides that we will indemnify directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment. In addition, our Code of Regulations provides that in certain circumstances, we will advance to officers and directors, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits.

DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our Articles of Incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

     Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock. Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in the articles of incorporation.

     Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation.

     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Additionally, our board could give the preferred stock rights which would adversely effect the holders of common stock. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books. Dividends on any series of preferred stock may be cumulative or noncumulative.

     We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

     Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of ours ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

     Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

     Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

     Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

     If we issue voting preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders. If we issue non-voting preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law. The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

SELLING SHAREHOLDERS

     The following table sets forth information about the selling shareholders’ beneficial ownership of our common stock as of October 17, 2003 as provided by the selling shareholders and after the sale of the common stock offered by the selling shareholders under this prospectus and the applicable prospectus supplement, assuming all such shares are sold. The selling shareholders have not committed to sell any shares under this prospectus. The numbers presented under “Shares Owned After Offering” assumes that all of the shares offered by the selling shareholders are sold and that the selling shareholders acquire no additional shares of our common stock before the completion of this offering. The selling shareholders may offer all, some or none of the shares of our common stock beneficially owned by them, and there are currently no agreements, arrangements or understandings with respect to the sale or distribution of any of our common stock by the selling shareholders. Midland will pay all expenses incurred with respect to the registration and sale of their respective shares of common stock. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

	Shares Owned Before Offering			Shares Owned After Offering

Name	Number of	Percentage of Our	Shares	Number of	Percentage of Our
	Shares	Common Stock	In the Offering	Shares	Common Stock
Joseph P. Hayden, Jr. (1)	2,176,173	12.5%	100,000	2,076,173	11.9%
Robert W. Hayden (2)	2,019,149	11.5	100,000	1,919,149	11.0
John R. LaBar (3)	1,092,128	6.3	100,000	992,128	5.7
Thomas R. Hayden (4)	571,313	3.3	50,000	521,313	3.0
Michael J. Conaton (5)	256,468	1.6	60,000	196,468	1.2

Total selling shareholder
shares to be sold in
this Offering			410,000

(1)	The shares to be sold are owned of record by Joseph P. Hayden, Jr. and include shares over which his spouse has voting and investment power. Mr. Hayden’s shares exclude 22,900 shares that may be acquired upon exercise of options within 60 days of October 17, 2003. Mr. Hayden, Jr. has served on Midland’s Board of Directors since 1961. From April 1998 until April 2000, Mr. Hayden served as an officer of Midland in his capacity as Chairman of the Executive Committee of the Board of Directors. From 1980 through April 1998, Mr. Hayden served as the Chairman of the Board and Chief Executive Officer of Midland and from 1960 through 1979 as President of Midland. Mr. Hayden has served Midland and its subsidiaries in various capacities since 1950.

(2)	The shares to be sold are owned of record by the R. Hayden Investments Limited Partnership of which Mr. Hayden is the sole general and limited partner. Mr. Hayden’s shares exclude 17,900 shares that may be acquired through the exercise of options within 60 days of October 17, 2003 and 854,832 shares held by Mr. Hayden as trustee for the benefit of immediate family members. Mr. Hayden has served on Midland’s Board of Directors since 1968 and has served Midland in various other capacities since 1960, including as Vice President until 1999.

(3)	The shares to be sold are owned by the LaBar Investments LLC of which Mr. LaBar is a 99% owner. Mr. LaBar’s shares exclude 17,900 shares that may be acquired through the exercise of options within 60 days of October 17, 2003, 122,000 shares over which his spouse has sole voting or investment control. Mr. LaBar has served on Midland’s Board of Directors since 1963 and has served Midland in various other capacities since 1953, including as Vice President until 1998.

(4)	10,000 of the shares to be sold are owned directly by Thomas R. Hayden and the remaining 40,000 shares to be sold are owned of record by the Thomas R. Hayden Marital Trust, of which Thomas R. Hayden is sole trustee. Mr. Hayden’s shares exlude 2,647 shares that may be acquired upon exercise of options within 60 days of October 17, 2003 and 12,732 shares held by his spouse and 681,164 shares held in trust over which Mr. Hayden has shared voting and investment control. With regard to those shares that he has shared voting and investment control, 276,649 are held in trust as co-trustee with Joseph P. Hayden III and John W. Hayden, each of whom serves Midland as an Executive Officer and Director, 232,834 are held in trust as trustee with William T. Hayden, a Director, and John W. Hayden, an Executive Officer and Director of Midland, and 171,681 are held in trust as co-trustee with William T. Hayden and Joseph P. Hayden III, an Executive Officer and Director of Midland. Thomas R. Hayden is an officer of American Modern Insurance Group.

(5)	The 60,000 shares to be sold are held of record by the Margaret A. Conaton Trust for which Mr. Conaton serves as sole trustee. Mr. Conaton’s shares exclude 22,900 shares that may be acquired through the exercise of options within 60 days of October 17, 2003. Mr. Conaton has served on Midland’s Board of Directors since 1969 and has served Midland in various other capacities since 1961. From April 1998 until April 2000, Mr. Conaton served as an officer of Midland in the capacity as Vice Chairman and from 1988 until April 1998 as President of Midland.

PLAN OF DISTRIBUTION

     We and the selling shareholders may sell the securities through underwriters or dealers, directly to one or more purchasers, through agents, through remarketing firms, through direct sales or auctions performed by using the internet or a bidding or ordering system, or through a combination of these methods. The prospectus supplement will include the names of underwriters, dealers, agents or remarketing firms that we or the selling shareholders retain. The prospectus supplement also will include the purchase price of the securities, our and each selling shareholder’s proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities may be listed.

     In some cases, we and the selling shareholders may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we and the selling shareholders distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

     We and the selling shareholders may solicit offers to purchase securities directly from the public from time to time. We and the trusts may also designate agents from time to time to solicit offers to purchase securities from the public on our or the selling shareholders’ behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we or the selling shareholders may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

     As one of the means of direct issuance of offered securities, we or the selling shareholders may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

     In connection with the sale of securities, underwriters may receive compensation from us or the selling shareholders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the trusts, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

     Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq, subject to official notice of issuance.

     We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

     If dealers are utilized in the sale of the securities, we and the selling shareholders will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

     We and the selling shareholders may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we or the selling shareholders agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

     In connection with an offering, the underwriters may purchase and sell securities in the open market. In a firm commitment underwriting (as opposed to an “at-the-market” offering), these transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

     Neither we nor the selling shareholders has authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

     Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling shareholders, or be customers of ours or the selling shareholders, in the ordinary course of business.

LEGAL MATTERS

     The validity of the securities offered hereby other than the preferred securities will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited condensed interim financial information for the periods ended March 31, 2003 and 2002 and June 30, 2003 and 2002 which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on Deloitte & Touche’s report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited condensed interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

Exhibit 13 of the Annual Report on Form 10-K for the year ended December 31, 2002 incorporates by reference the 2002 Annual Report to shareholders.

Page 2 of the Annual Report to shareholders contains a chart entitled “Net Income and Net Income Before Capital Gains (Losses) and Change in Accounting Principle Per Share.” Net income before capital gains (losses) and change in accounting principle per share is a non-GAAP financial measure, which we use along with net income, a financial measure reported in accordance with GAAP, when examining our per share operating results.

Net income before capital gains (losses) and change in accounting principle is net income before the after-tax impact of realized capital gains or losses on investments and cumulative effect adjustments. We believe that an examination of net income before capital gains (losses) and change in accounting principle provides a more meaningful and more comparable measure of the on-going performance of our core insurance operations than net income because it excludes realized gains or losses on investments that are typically generated through market strategies not related to near-term operation performance objectives and the cumulative effect of changes in accounting principles, whereby rule changes require the recognition of prior period amounts in the current period.

Net income before capital gains or losses and cumulative effect of change in accounting principle on a (diluted) per share basis is calculated by dividing our net income before capital gains (losses) and change in accounting principle by the number of our diluted shares. To determine net income per share, we divide our net income by the number of our diluted shares.

A reconciliation of net income before cumulative effect of change in accounting principle and capital gains or losses (non-GAAP) and net income (GAAP), on a diluted per share basis, is outlined below:

Per Share Amounts (Diluted):	2002	2001	2000	1999	1998

Net Income Before Capital Gains (Losses) and Cumulative Effect of Change in Accounting Principle (Non-GAAP)	$1.39	$1.44	$1.70	$1.53	$1.21
Cumulative Effect of Change in Accounting Principle (GAAP)	(0.08)	—	—	—	—
Capital Gains (Losses) (GAAP)	(0.25)	0.07	0.19	0.12	0.22

Net Income (GAAP)	$1.06	$1.51	$1.89	$1.65	$1.43

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement:

Registration Fee	$12,870
Printing Costs	25,000
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Blue sky fees and expenses	10,000
Miscellaneous	2,130

Total	$100,000

     All of the above expenses other than the Registration Fee are estimates. All of the above expenses will be borne by the Registrant.

Item 15. Indemnification Of Directors And Officers.

     Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant’s Code of Regulations extends such indemnification.

Item 16. Exhibits And Financial Statement Schedules.

Exhibit No.	Description of Document

1*	Form of Underwriting Agreement
4.1**	Articles of Incorporation, as amended, of the Registrant (incorporated by reference to Exhibit 3(i) of the Form 10-Q filed by the Registrant for the quarter ended June 30, 1998)
4.2**	Code of Regulations (Amended and Restated) of the Registrant (incorporated by reference to Exhibit 3(ii) of the Form 10-Q filed by the Registrant for the quarter ended June 30, 2000)
4.3	Form of Indenture
4.4	Form of Debt Security (contained in Exhibit 4.3)
4.5*	Form of Preferred Security
5*	Opinion of Keating, Muething & Klekamp, P.L.L.
8*	Opinion of tax counsel
12	Statement Regarding Computation of Earnings to Fixed Charges
23.1	Independent Auditors’ Consent

23.2	Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibit 5)
24	Powers of Attorney (contained on the signature page)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association

*To be filed as an exhibit to a Current Report on Form 8-K.

**Incorporated by reference from other documents filed with the Commission as indicated.

Item 17. Undertakings.

     (a)       The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section

13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)       If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

     (d)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e)      The undersigned registrant hereby undertakes that

(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f)       The undersigned registrant hereby undertakes to file, if necessary, an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of such Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Midland Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 21st day of October, 2003.

THE MIDLAND COMPANY

By:	/s/ J.P. Hayden, III

J.P. Hayden, III
Chairman of the Board and
Chief Operating Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John I. Von Lehman and John W. Hayden, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ James E. Bushman	Director	October 21, 2003
*James E. Bushman

/s/ James H. Carey	Director	October 21, 2003
*James H. Carey

/s/ Michael J. Conaton	Director	October 21, 2003
*Michael J. Conaton

/s/ Jerry A. Grundhofer	Director	October 21, 2003
*Jerry A. Grundhofer

/s/ J.P. Hayden, Jr.	Chairman of the Executive
	Committee of the Board and	October 21, 2003
*J.P. Hayden, Jr.	Director

/s/ J.P. Hayden, III	Chairman of the Board, Chief	October 21, 2003
Operating Officer and Director
*J.P. Hayden, III

/s/ John W. Hayden	President, Chief Executive	October 21, 2003
Officer and Director
*John W. Hayden

/s/ Robert W. Hayden	Director	October 21, 2003
*Robert W. Hayden

/s/ William T. Hayden	Director	October 21, 2003
*William T. Hayden

/s/ William J. Keating	Director	October 21, 2003
*William J. Keating, Jr.

/s/ John R. LaBar	Director	October 21, 2003
*John R. LaBar

Richard M. Norman	Director	October 21, 2003
*Richard M. Norman

/s/ David B. O’Maley	Director	October 21, 2003
*David B. O’Maley

/s/ John M. O’Mara	Director	October 21, 2003
*John M. O’Mara

/s/ Glenn E. Schembechler	Director	October 21, 2003
*Glenn E. Schembechler

/s/ Francis Marie Thrailkill	Director	October 21, 2003
*Francis Marie Thrailkill, OSU Ed.D

/s/ John I. Von Lehman	Executive Vice President, Chief	October 21, 2003
Financial and Accounting
*John I. Von Lehman	Officer, Secretary and Director

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